Exhibit 99.1

ANR, Inc.

Condensed Consolidated Financial Statements (Unaudited)

As of September 30, 2018 and December 31, 2017 and for the nine months ended September 30, 2018 and 2017

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except for share and per share data)

	Nine Months Ended September 30,
	2018	2017
Revenues:
Coal revenues	$901,341	$911,478
Freight and handling revenues	—	27,898
Other revenues	4,740	7,727
Total revenues	906,081	947,103

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	694,631	713,244
Loss on disposition of property, plant, and equipment	6,060	1,078
Freight and handling costs	29,602	27,898
Other expenses	—	769
Depreciation, depletion, and amortization	27,163	34,672
Amortization of acquired coal supply agreements, net	216	6,358
Accretion of asset retirement obligations	12,220	16,970
Selling, general administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	41,058	25,253
Mark-to-market adjustment – acquisition-related obligations	14,934	4,636
Total costs and expenses	825,884	830,878
Income from operations	80,197	116,225
Other income (expense):
Interest expense	(20,427)	(8,633)
Interest income	3,426	2,126
Loss on early extinguishment of debt	—	(16,348)
Miscellaneous income, net	6,509	4,576
Total other expense, net	(10,492)	(18,279)
Income from continuing operations before income taxes	69,705	97,946
Income tax expense	—	(28,698)
Net income from continuing operations	69,705	69,248
Discontinued operations (Note 3)
Income (loss) from discontinues operations (including gain on disposal of $2,855 and $9,148 for the nine months ended September 30, 2018 and 2017, respectively) before income taxes	725	(51,999)
Income tax benefit	—	5,623
Income (loss) from discontinued operations	725	(46,376)
Net income	$70,430	$22,872

Basic income (loss) per common share:
Income from continuing operations	$3.46	$3.44
Income (loss) from discontinues operations	$0.04	$(2.30)
Net income	$3.50	$1.14
Diluted income (loss) per common share:
Income from continuing operations	$3.44	$3.44
Income (loss) from discontinued operations	$0.04	$(2.30)
Net Income	$3.48	$1.14

Weighted average shares - basic	20,132,611	20,127,708
Weighted average shares - diluted	20,211,638	20,127,708
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Amounts in thousands)

	Nine months ended September 30,
	2018	2017
Net income	$70,430	$22,872
Other comprehensive income (loss), net of tax:
Current period actuarial loss on employee benefit plans, net of income tax of $0 for the nine months ended September 30, 2018	(1,028)	—
Reclassification for amortization of net actuarial loss, net of income tax of $0 for the nine months ended September 30, 2018	1,777	—
Total other comprehensive income	749	—
Total comprehensive income	$71,179	$22,872
See accompanying Notes to Condensed Consolidated Financial Statement

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,955	$45,978
Trade accounts receivable, net	64,445	126,170
Notes and other receivables	20,443	23,281
Inventories, net	64,217	63,913
Restricted cash	57,534	101,599
Prepaid expenses and other current assets	7,417	25,116
Total current assets	315,011	386,057
Property, plant and equipment, net	161,240	144,307
Acquired coal supply agreements (net of accumulated amortization of $21,268 and $21,052, respectively)	182	398
Long-term restricted cash	213,256	260,797
Other non-current assets	84,401	84,521
Total assets	$774,090	$876,080

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Current portion of long-term debt	$41,181	$18,655
Trade accounts payable	45,750	71,733
Accrued expenses and other liabilities	124,693	186,540
Total current liabilities	211,624	276,928
Long-term debt, net of current liabilities	86,108	179,605
Workers compensation and black lung	220,337	227,623
Pension and postretirement medical benefit obligations	195,961	206,966
Asset retirement obligations	60,356	57,306
Other non-current liabilities	47,682	50,665
Total liabilities	822,068	999,093

Commitments and Contingencies (Note 19)

Stockholders' Equity (Deficit)
Preferred stock - par value $0.01, no shares authorized or issued at September 30, 2018 and, 6,800,000 shares authorized, 6,800,00 issued and outstanding at December 31, 2017	—	68
Common stock - par value $0.01, 54,223,400 shares authorized, 20,197,520 issued and outstanding at September 30, 2018 and 12,000,000 shares authorized, 10,018,000 issued and outstanding at December 31, 2017	202	100
Additional paid-in capital	4,813	991
Accumulated other comprehensive loss	(27,420)	(28,169)
Accumulated deficit	(25,573)	(96,003)
Total stockholders' equity (deficit)	(47,978)	(123,013)
Total liabilities and stockholders' equity (deficit)	$774,090	$876,080
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net income	$70,430	$22,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	27,165	42,643
Amortization of acquired coal supply agreements, net	216	6,358
Amortization of debt issuance costs and debt discount	10,759	2,905
Accretion of asset retirement obligations	12,360	48,649
Mark-to-market adjustment - acquisition-related obligations	14,934	4,636
Stock-based compensation	3,856	23
Employee benefit plans, net	715	3,854
Loss (gain) on disposition of property, plant, and equipment	3,205	(8,070)
Loss on early extinguishment of debt	—	16,348
Changes in operating assets and liabilities:
Trade accounts receivable, net	63,693	(29,829)
Notes and other receivables	4,578	5,398
Inventories, net	(304)	(18,354)
Prepaid expenses and other current assets	17,540	7,531
Other non-current assets	2,450	(18,535)
Trade accounts payable	(24,988)	15,163
Accrued expenses and other current liabilities	(66,029)	11,613
Workers compensation and black lung	(21,440)	(19,004)
Pension and postretirement medical benefit obligations	(13,151)	(15,931)
Asset retirement obligations	(3,453)	(32,097)
Other non-current liabilities	(3,571)	(18,174)
Net cash provided by operating activities	98,965	27,999
Investing Activities:
Capital expenditures	(56,745)	(42,383)
Payments on disposition of property, plant, and equipment	(2,502)	—
Proceeds from sale of property, plant and equipment	6,037	2,945
Net cash used in investing activities	(53,210)	(39,438)
Financing Activities:
Principal repayments of term loan	(63,439)	(124,889)
Letter of credit and AR securitization facilities fees	—	(3,510)
Principal repayments of capital lease obligations and notes payable	(18,945)	(3,012)
Net cash used in financing activities	(82,384)	(131,411)
Net decrease in cash, cash equivalents and restricted cash	(36,629)	(142,850)
Cash, cash equivalents, and restricted cash at beginning of period	408,374	636,383
Cash, cash equivalents, and restricted cash at end of period	$371,745	$493,533

Supplemental cash flow information - Discontinued Operations:
Net cash used in operating activities of discontinued operations included above	$(2,045)	(46,915)
Net cash provided by (used in) investing activities included above	$(2,502)	1,930

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

Supplemental cash flow information:
Cash paid for interest	$9,749	$10,139
Cash paid for income taxes	$2	$11,502
Cash received for income tax refunds	$12,527	$7,333
Supplemental disclosure of non-cash investing and financing activities:
Accrued capital expenditures	$463	$2,168
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of September 30
	2018	2017
Cash and cash equivalents	$100,955	$79,014
Short-term restricted cash	57,534	68,962
Long-term restricted cash	213,256	345,557
Cash, cash equivalents, and restricted cash	$371,745	$493,533
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS STOCKHOLDERS’ EQUITY (DEFICIT) (Unaudited)
(Amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, December 31, 2016	6,800	$68	10,000	$100	$968	$28,220	$(57,117)	$(27,761)
Net loss	—	—	—	—	—	—	(38,886)	(38,886)
Other comprehensive loss	—	—	—	—	—	(56,389)	—	(56,389)
Issuance of Class C-3 Common Shares	—	—	18	—	23	—	—	23
Balances, December 31, 2017	6,800	68	10,018	100	991	(28,169)	(96,003)	(123,013)
Net income	—	—	—	—	—	—	70,430	70,430
Reclassification and charter amendment	(6,800)	(68)	10,113	101	(33)	—	—	—
Other comprehensive loss						749		749
Issuance of Class C-1 Common Shares			67	1	(1)			—
Stock-based compensation	—	—	—	—	3,856	—	—	3,856
Balances, September 30, 2018	—	$—	20,198	$202	$4,813	$(27,420)	$(25,573)	$(47,978)
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(1) Business and Basis of Presentation
Business
ANR, Inc. and its consolidated subsidiaries (the “Company”, “ANR” or “Alpha”) are primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and mainly sells to electric utilities, steel and coke producers, industrial customers, and coal brokers. The Company, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production and, through blending, provides its customers with coal qualities beyond those available from its own production.
At September 30, 2018, the Company’s coal operations consisted of fourteen deep mines, seven surface mines, nine preparation plants and two barge loadouts located in West Virginia. The Company is also responsible for reclaiming properties where mining is completed, or no active mining is occurring. At September 30, 2018, the Company had approximately 2,700 employees, of which 42 are affiliated with union representation with the United Mine Workers of America (“UMWA”).
Basis of Presentation
ANR, Inc. was formed as a result of the bankruptcy of Alpha Natural Resources, Inc. (“ANRI”) and on July 26, 2016, ANR officially emerged as a private company (the “Effective Date”). Upon emergence from bankruptcy, ANRI effectively split into two entities. ANR emerged, and pursuant to an asset purchase agreement (“APA”) that closed simultaneously with the effectiveness of the plan of reorganization, ANRI sold a number of its assets to Contura Energy, Inc. (or “Contura”), which was a new entity established by ANRI’s former First Lien Lenders.
Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been omitted. The interim Condensed Consolidated Financial Statements of the Company presented in this report are unaudited. All significant intercompany balances and transactions have been eliminated in consolidation. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. These Condensed Consolidated Financial Statements should be read in conjunction with the Company’s audited Consolidated Financial Statements and the notes thereto as of and for the year ended December 31, 2017. The Condensed Consolidated balances presented as of December 31, 2017 are derived from the Company’s audited Consolidated Financial Statements.
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in order to prepare these Condensed Consolidated Financial Statements in conformity with U.S. GAAP. Significant estimates made by management include the allowance for non-recoupable advanced mining royalties, the valuation of inventory, the valuation allowance for deferred tax assets, recoverability of long-lived assets, asset retirement obligations and amounts accrued related to the Company’s workers’ compensation, black lung, pension and health claim obligations. Actual results could differ from these estimates. In the opinion of management, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments, consisting of normal recurring accruals, which are necessary to present fairly the Condensed Consolidated financial position of the Company and the Condensed Consolidated results of it’s operations and cash flows for all periods presented.
New Accounting Pronouncements Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASU”) 2014-09, Revenue from contracts with customers (Topic 606) (“ASC 606”), which, along with amendments issued in 2015 and 2016 replaces substantially all current U.S. GAAP guidance on this topic and eliminates industry-specific guidance. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), with early adoption permitted. The Company adopted ASU 2014-9 as of January 1, 2018, using the modified retrospective method with the cumulative effect of applying the guidance recognized upon adoption and the addition of required disclosures. The Company applied the standard to all customer contracts entered into as of or after the date of initial

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

application. Subsequent to the adoption of ASU 2014-09, freight and handling revenues are presented within coal revenues in the Company’s Condensed Consolidated Statements of Operations. The adoption of the standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements for the period ended September 30, 2018. The following table summarizes the impact of the adoption of ASC 606 to the Company’s Condensed Consolidated Statements of Operations:

	Nine Months Ended September 30, 2018
	As Reported	Adjustments (1)	Balances prior to adoption of ASC 606
Revenues:
Coal Revenues	$901,341	$(31,885)	$869,456
Freight and handling revenues	—	31,120	31,120
Other revenues	4,740	2,743	7,483
Total Revenues	$906,081	$1,978	$908,059
Freight and handling expense	$29,602	$1,518	$31,120
Other expense	$—	$460	$460
____________________

(1)	The adjustments represent freight and handling revenues, and coal additives being treated as fulfillments costs and included within coal revenues under ASC 606.
Refer to Note 2 for further disclosure requirements under the new standard.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses whether to present certain specific cash flow items as operating, investing or financing activities. The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities) and is required to be adopted using a retrospective approach if practicable, with early adoption permitted. The classification requirements under the new guidance are either consistent with the Company’s current practices or are not applicable to its activities and therefore did not have a material impact on classification of cash receipts and cash payments in the Company’s Condensed Consolidated Statements of Cash Flows.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). The amendments in the update provide guidance on restricted cash presentation in the statement of cash flows. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), and interim periods within annual periods beginning after December 15, 2017. Early adoption is permitted, and the Company adopted this ASU effective January 1, 2018. As a result of this guidance, the Company has combined restricted cash with unrestricted cash and cash equivalents when reconciling the beginning and end of period balances on its Condensed Consolidated Statements of Cash Flows.
In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost. The amendments in this update require that an employer disaggregate the service cost component from the other components of net periodic benefit cost. In addition, only the service cost component will be eligible for capitalization. The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities). The new guidance is to be applied retrospectively for income statement effect and prospectively for balance sheet effects. Additionally, the new guidance allows a practical expedient that permits employers to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. The Company adopted ASU 2017-07 during the first quarter of 2018, electing to use the practical expedient as the estimation basis for applying the retrospective presentation requirements. The retrospective application resulted in a $5,521 reduction in cost of coal sales with the corresponding offset to miscellaneous income for the nine months ended September 30, 2017.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). The amendments in this update address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for annual periods beginning after December 15, 2018 (December 15, 2017 for public entities) and interim periods within those

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

annual periods. Early adoption was not permitted. The adoption of the standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements.
In May 2017, the FASB issued ASU 2017-09, Compensation (Topic 718), Stock Compensation (“ASU 2017-09”). The amendments in this update provide guidance on the scope of modification accounting. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company adopted this ASU effective January 1, 2018. The adoption of the standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements.
New Accounting Pronouncements Not Yet Adopted
The Company is currently evaluating the impact that the following new accounting pronouncement will have on its Condensed Consolidated Financial Statements and disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification ("ASU 2016-02"). ASU 2016-02 is a comprehensive new lease accounting standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require lessees to recognize lease assets and lease liabilities for those leases classified as operating leases under previous GAAP. Topic 842 retains a distinction between finance leases and operating leases. It is effective for annual periods beginning after December 15, 2019 (December 15, 2018 for public entities) and interim periods within fiscal years beginning after December 31, 2019. The Company plans to adopt Topic 842 on January 1, 2019. Practical expedients are available for election as a package and if applied consistently to all leases.
(2) Revenue
Revenue Recognition Accounting Policy
The Company adopted ASC 606, with a date of initial application of January 1, 2018, using the modified retrospective method. As a result, the Company has changes to its accounting policy for revenue recognition as outlined below.
Subsequent to the adoption of ASC 606, the Company measures revenue based on the consideration specified in a contract with a customer and recognizes revenue as a result of satisfying its promise to transfer goods or services in a contract with a customer using the following general revenue recognition five-step model: (1) identify the contract; (2) identify performance obligations; (3) determine transaction price; (4) allocate transaction price; (5) recognize revenue. Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling fulfillment revenues within coal revenues, respectively.
Disaggregation of Revenue from Contracts with Customers
ASC 606 requires that entities disclose disaggregated revenue information in categories (such as type of good or service, geography, market, type of contract, etc.) that depict how the nature, amount, timing, and uncertainty of revenue and cash flow are affected by economic factors. ASC 606 explains that the extent to which an entity’s revenue is disaggregated depends on the facts and circumstances that pertain to the entity’s contracts with customers and that some entities may need to use more than one type of category to meet the objective for disaggregating revenue.
The Company earns revenues primarily through the sale of coal produced at Company operations and coal purchased from third parties. The Company extracts, processes and markets steam and met coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company has one reportable segment and conducts mining operations only in the United States with mines in Central Appalachia.
Performance Obligations
The Company considers each individual transfer of coal on a per shipment basis to the customer a performance obligation. The pricing terms of the Company’s contracts with customers include fixed pricing, variable pricing, or a combination of both fixed and variable pricing. All of the Company’s revenue derived from contracts with customers is recognized at a point in time. The estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of September 30, 2018 amounts to $9,320, with $6,997 relating to the remainder of 2018

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

and $2,323 relating to 2019. Amounts only include estimated coal revenues associated with customer contracts with fixed pricing and an original expected duration of more than one year. The Company has elected not to disclose the aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period for performance obligations with either of the following conditions: 1) the remaining performance obligation is part of a contract that has an original expected duration of one year or less; or 2) the remaining performance obligation has variable consideration that is allocated entirely to a wholly unsatisfied performance obligation.
Contract Balances
The Company receives prepayments under certain contracts with customers based on contract payment terms and the timing of shipments. These amounts are recognized within revenues upon satisfaction of the related performance obligations. There were no opening and closing balances of contract liabilities from contracts with customers.
(3) Discontinued Operations
On October 23, 2017 the Company closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to Lexington Coal Company (“LCC”) with funding for the transaction under a $150,000 credit facility (see Note 11). The conveyance included real property, substantial reclamation equipment, and the transfer of ongoing royalty payment obligations associated with the properties.
As a result of the transaction, the Company was relieved of the future asset retirement obligations (“ARO”) on the properties. ANR paid LCC approximately $199,000 in cash at closing and is obligated to pay an additional $94,000 in installment payments to assist in the fulfillment of bonding, reclamation, water treatment and other obligations. The Company also assigned its right to the $32,000 reclamation funding receivable from Contura to LCC. The $199,000 of cash was comprised of approximately $140,000 of cash from the credit facility, and approximately $59,000 from the Global Reclamation Agreements (see Note 12) accounts and other restricted cash accounts of the Company.
The $94,000 of installment payments is comprised of an $80,000 note payable to LCC over a 5-year period, with payments of $17,500, including imputed interest, beginning July 26, 2018 and for three additional years on the July 26th anniversary date, plus a final payment of $10,000 on July 26, 2022. The third component relates to ANR’s obligation to contribute $14,000, including imputed interest, into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions of $1,500 are due during 2018 and increase to $2,500 in each of the years 2019 through 2023.
In addition to the LCC transaction, there were other smaller transactions where idle properties were disposed of in 2017, with some additional transactions that closed in the period ended September 30, 2018 (the idled properties associated with the LCC transaction and other related transactions comprise what ANR considers an asset disposal group under ASC 360). Based upon management’s determination that the idled property dispositions meet all of the criteria under ASC 205-20, the results of operations and the loss on disposition are reported as discontinued operations in the current and prior period presented in the Condensed Consolidated Statements of Operations.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following table reflects the activities for the discontinued operations for the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30,
	2018	2017
Revenues:
Coal Revenues	$—	$31,722
Freight and handling revenues	—	1,156
Total revenues	—	32,878

Cost and Expenses:
Cost of coal sales (exclusive of items shown separately below)	1,990	53,220
Gains on disposition of property, plant, and equipment	(2,885)	(9,148)
Freight and handling costs	—	1,156
Depreciation, depletion, and amortization	—	7,970
Accretion of asset retirement obligations	140	31,679
Total costs and expenses	(725)	84,877
Income (loss) from discontinued operations before income tax benefit	725	(51,999)
Income tax benefit from discontinued operations	—	5,623
Income (loss) from discontinued operations	$725	$(46,376)
Continued Involvement with Discontinued Operations
The Company entered into a Transitional Services Agreement with LCC to provide administrative assistance in various areas, in most cases for a six-month period after the closing date. To the extent ANR expends funds on behalf of LCC, LCC is required to reimburse those amounts. The agreement does not call for compensation to ANR over and above the costs incurred, resulting in no net cash inflow or outflow.
In addition, the Company entered into short term arrangements whereby the Company purchases from LCC certain quantities of coal mined incidental to LCC’s reclamation activities and sells that coal to the Company’s customers. The Company currently has several one-year agreements with LCC covering such purchases of coal in 2018. For the nine months ended September 30, 2018, the Company purchased coal from LCC at a cost of $16,860.
(4) Accumulated Other Comprehensive Income (Loss)
The following tables summarize the changes to accumulated other comprehensive income (loss) during the nine months ended September 30, 2018 and 2017:

	Balance December 31, 2017	OCI before Reclassification	Amounts Reclassified from AOCI	Balance September 30, 2018
Employee benefit costs, net	$(28,169)	$(1,028)	$1,777	$(27,420)

	Balance December 31, 2016	OCI before Reclassification	Amounts Reclassified from AOCI	Balance September 30, 2017
Employee benefit costs, net	$28,220	$—	$—	$28,220

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(5) Earnings Per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and restricted stock units held by the Company’s employees and directors during the period. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net income (loss) per common share for the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017 (1)
Net income
Income from continuing operations	$69,705	$69,248
Income (loss) from discontinued operations	725	(46,376)
Net income	$70,430	$22,872

Basic
Weighted average common shares outstanding basic	20,132,611	20,127,708

Basic income (loss) per common share
Income from continuing operations	$3.46	$3.44
Income (loss) from discontinued operations	0.04	(2.30)
Net income	$3.50	$1.14

Diluted
Weighted average common shares outstanding - basic	20,132,611	20,127,708
Diluted effect of restricted share units	79,027	—
Weighted average of common shares outstanding - diluted	20,211,638	20,127,708

Diluted income (loss) per common share:
Income from continuing operations	$3.44	$3.44
Income (loss) from discontinued operations	0.04	(2.30)
Net income	$3.48	$1.14
____________________

(1)
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANR has two classes of common stock with equivalent rights. The total common shares authorized equals 54,223,400 (50,000,000 Class C-1 and 4,223,400 Class C-2), with 20,197,520 (15,974,120 Class C-1 and 4,223,400 Class C-2) currently issued and outstanding. Class C-3 common shares and preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. Accordingly, comparative earnings per share has been restated.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(6) Inventories, net
Inventories, net consisted of the following:

	September 30, 2018	December 31, 2017
Raw coal	$12,580	$17,692
Saleable coal	30,415	25,099
Materials, supplies and other, net	21,222	21,122
Total inventories, net	$64,217	$63,913
(7) Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	September 30, 2018	December 31, 2017
Prepaid insurance	$1,554	$6,463
Prepaid workers’ compensation and state black lung	2,793	2,793
Prepaid freight	852	809
Prepaid taxes	187	12,711
Deposits and other prepaid expenses	2,031	2,340
Total prepaid expenses and other current assets	$7,417	$25,116
(8) Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	September 30, 2018	December 31, 2017
Plant and mining equipment	$171,241	$151,189
Owned and leased mineral rights (1)	19,184	20,774
Mine development	8,833	4,962
Land	16,743	17,553
Office equipment, software and other	489	601
Construction in progress	35,162	22,477
Total property, plant and equipment	251,652	217,556
Less accumulated depreciation, depletion, and amortization	90,412	73,249
Total property, plant and equipment	$161,240	$144,307
_____________________

(1)
Owned and leased mineral rights of $19,184 and $20,774, as of September 30, 2018 and December 31, 2017, respectively, relates to capitalized asset retirement obligation costs associated with active mining operations.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(9) Other Non-Current Assets
Other non-current assets consisted of the following:

	September 30, 2018	December 31, 2017
Advanced royalties	$1,391	$330
VA CEE tax credit	4,012	8,219
Notes receivable	639	1,699
Workers compensation receivable	24,574	16,796
Prepaid workers’ compensation and state black lung	26,081	28,336
Alternative minimum tax credit refund receivable	23,338	23,338
Other	4,366	5,803
Total	$84,401	$84,521
(10) Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	September 30, 2018	December 31, 2017
Wages and employee benefits	$28,286	$47,334
Current portion of asset retirement obligations	9,569	10,996
Taxes other than income taxes	36,047	52,581
Interest payable	43	68
Current portion of workers compensation and black lung	20,961	20,518
Fines and penalties	1,268	1,127
Bankruptcy liabilities	18,156	37,097
Contingent revenue obligation	9,086	—
Other	1,277	16,819
Total accrued expenses and other current liabilities	$124,693	$186,540

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(11) Long-Term Debt
Long-term debt consisted of the following:

	September 30, 2018	December 31, 2017
$150,000 Term Loan	$82,811	$146,250
LCC Note Payable	62,500	80,000
LCC Water Treatment Stipulation	12,875	14,000
Other	1,364	447
Total before debt issuance costs and debt discounts	159,550	240,697
Unamortized debt issuance costs and debt discount related to Term Loan	(6,230)	(8,269)
Unamortized discount on LCC Note Payable based on an imputed interest rate of 21.1%	(21,374)	(28,360)
Unamortized discount on LCC Water Treatment Stipulation based on an imputed interest rate of 21.1%	(4,657)	(5,808)
Total long-term debt	$127,289	$198,260
Less current portion	41,181	18,655
Long-term debt, net of current portion	$86,108	$179,605
$150,000 Term Loan
On October 18, 2017, the Company entered into a credit facility (the “New Credit Facility”) with Cantor Fitzgerald Securities as administrative agent, which included a $150,000 term loan that bears interest at a rate of LIBOR plus 700 basis points. The interest rate at September 30, 2018 was 9.35%. Interest is paid on a monthly basis at the end of each month. In connection with the New Credit Facility, $9,251 of debt issuance costs and fees were incurred, including $4,500 in the form of an original issue discount. Unamortized fees and debt discount of $6,230 remain on the Condensed Consolidated Balance Sheet at September 30, 2018.
Mandatory principal payments of $3,750 are required quarterly. The Company paid $3,750 in December of 2017 with annual scheduled payments of $15,000 due in 2018, 2019 and 2020 and the remaining principal balance due in 2021. In addition, ANR must make a prepayment of principal in an amount equal to the excess (if any) of 65% of excess cash flow for each physical quarter-end through the maturity date. The excess cash flow for the three months ended September 30, 2018 is expected to require a payment of $18,475 in December of 2018. Therefore, depending on future cash flow, the principal may be paid off earlier than scheduled.
A financial covenant was put into place along with the New Credit Facility that requires the Company to maintain at least $35,000 of liquidity at all times. The Company was in compliance with its covenants as of September 30, 2018.
During the nine months ended September 30, 2018, the Company paid $63,439 of principal on the $150,000 term loan. In addition to the three mandatory quarterly principal payments totaling $11,250, funds received from the sale of receivables to Hitachi Capital America Corp. (“HCA”) under the Company’s Receivables Purchase Agreement required an additional mandatory payment of $35,288. The Receivables Purchase Agreement with HCA was entered into on May 1, 2017 and as of September 30, 2018, the Company had received $34,879, net, from the sale of certain receivables. The excess cash flow for the three months ended June 30, 2018 and March 31, 2018 required payments totaling $16,901.
(12) 2016 Global Reclamation Agreement & 2017 Amended Reclamation Funding Agreement
2016 Global Reclamation Agreement
The Company entered into eight separate agreements that were collectively known as the Global Reclamation Agreements or GRA. The GRA consists of (1) an agreement (the "Reclamation Funding Agreement") among the Company, Contura, and the applicable regulatory authorities for each of the states where the Company holds mining assets (collectively, the "Regulatory Authorities") providing for the provision and allocation among the Regulatory Authorities of certain funds by

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

the Company and Contura to support the Company's performance of its reclamation obligations; (2) five separate agreements (collectively, the "Reclamation Settlement Agreements") among the Company, Contura and each of the Regulatory Authorities providing for the use of the funds allocated to the applicable Regulatory Authority, pursuant to the Reclamation Funding Agreement, and other matters relating to environmental reclamation in the applicable state; (3) a stipulation with the United States Environmental Protection Agency (the “Water Treatment Settlement Agreement”) regarding the Company’s water treatment obligations; and (4) a settlement agreement with the United States Army Corps of Engineers regarding the Company’s mitigation requirements.
The Reclamation Funding Agreement provided for the establishment of interest bearing segregated deposit accounts for each Regulatory Authority in which the Company operated. The applicable Regulatory Authority held a first priority security interest, perfected by "control" under the UCC in these accounts that were funded by the Company and Contura pursuant to the Reclamation Funding Agreement.
Company Contributions:
The Company was scheduled to pay $109,000 into the various Restricted Cash Reclamation Accounts.
In addition to the periodic contributions, the Company was obligated to pay 50% of positive Free Cash Flow (as defined in the GRA) post-emergence into the Restricted Cash Reclamation Accounts until reclamation is completed or the balances in the Restricted Cash Reclamation Accounts equals or exceeds 125% of the estimated total remaining cost of reclamation, mitigation and water treatment. On April 28, 2017, the Company deposited $14,501 into the Restricted Cash Accounts for reclamation pursuant to the requirements of the GRA relating to its obligation to pay 50% of positive Free Cash Flow for the first quarter of 2017. The Free Cash Flow contributions were subject to reconciliation on an annual basis.
In addition to the foregoing allocated contributions to the Restricted Cash Reclamation Accounts, any collateral returned to the Company from any surety bond issuer was to be paid into the Restricted Cash Reclamation Account of the applicable Regulatory Authority. Similarly, if the Company sold a mining asset in a state for at least $100, it was required to deposit a percentage of the proceeds into the Restricted Cash Reclamation Account of the applicable Regulatory Authority.
The amended reclamation agreement executed in 2017 for the LCC transaction terminated the free cash flow and collateral return obligations and modified the periodic contributions such that the Company is only required to make payments into LCC’s restricted cash accounts of $17,500 in 2018, 2019, 2020, and 2021, with a final payment of $10,000 in 2022.
Contura Contributions:
Contura was scheduled to pay $50,000 into the various Restricted Cash Reclamation Accounts. $8,000 was paid at emergence and another $10,000 was paid in July of 2017.
In addition to the mandatory contributions through 2020, Contura had a contingent obligation to pay up to an aggregate amount of $50,000 in annual installments into the various Restricted Cash Reclamation Accounts from 2021 through 2025.
The amended reclamation agreement executed in 2017 terminated this contingent obligation and future restricted cash payments.
The Reclamation Settlement Agreements Prior to the 2017 Amendment
Upon emerging from bankruptcy, the Company entered into Reclamation Settlement Agreements that established how the Company will utilize the funds in the Restricted Cash Reclamation Accounts to complete reclamation at its properties, in particular those with only reclamation activities to be completed (the "Reclaim-Only Sites") and replace its remaining self-bonds on those Reclaim-Only Sites by July 2026. All funds deposited into the Restricted Cash Reclamation Accounts were to be used solely to fund reclamation, mitigation and water treatment and management obligations in the applicable state. Each Regulatory Authority had the right to audit the usage of its applicable Restricted Cash Reclamation Account at any time and from time to time upon reasonable notice.
The Company and the applicable Regulatory Authority also entered into general and, in appropriate circumstances, site specific agreements providing a schedule of priority for reclamation, mitigation and water treatment and management. The

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

Company could use funds contributed to the Restricted Cash Reclamation Account in the performance of its obligations to complete reclamation, mitigation and water treatment and management only within the applicable state and only in accordance with the applicable permits and any applicable initial, long term and semi-annual budgets approved by the applicable Regulatory Authority.
Upon written confirmation from any Regulatory Authority confirming the full reclamation of all permits in the state and the release of the associated bonds, any remaining funds in the Restricted Cash Reclamation Account were to be delivered to the Company.
Until the Company had fulfilled its obligations to bond and fully fund reclamation, mitigation and water management and treatment in accordance with the Reclamation Settlement Agreements, it was prohibited from making any dividends or other distributions on account of any equity interests in the Company.
In addition, the sale of assets to Contura pursuant to the Plan of Reorganization (“POR”) and Contura's partial funding of the Company's reclamation obligations pursuant to the Reclamation Funding Agreement shall not cause Contura or the Company to be deemed to be owners or controllers of each other or of each other's businesses.
Pursuant to the Reclamation Settlement Agreement with West Virginia, the Company posted approximately $100,000 of new surety bonds to reduce its self-bonded liability. In addition, the Company posted $39,000 of collateral to secure its obligations on the Reclaim-Only Sites pending (a) its replacement of all self-bonds with commercial surety bonds or (b) completion of reclamation at all self-bonded sites. The Reclamation Settlement Agreement with West Virginia specified that the Company will reduce its self-bonded obligations with respect to its Reclaim-Only Sites according to the following schedule:

•	25% by December 31, 2020;

•	50% by December 31, 2023; and

•	100% by the tenth anniversary of the Effective Date.
2017 Reclamation Funding Agreement Amendment
The amended reclamation agreement was entered into by and among ANR, Inc., LCC, Contura Energy, Inc. and various federal and state agencies. The agreement documents the specific permits being transferred to LCC from ANR and acknowledges consent of the regulatory authorities to the LCC sales transaction. ANR’s periodic payments were amended and superseded to provide that no additional funding is required into the GRA accounts.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following table highlights the original funding requirements, the funding that has occurred post-emergence through September 30, 2018, the amount no longer required to be funded into the GRA accounts, and the future funding into LCC’s restricted cash accounts required:

	Mandatory Funding Required Under the 2016 POR	Mandatory Amounts Funded (1)	Funding No Longer Required by ANR based upon Amendment	Funding Required into LCC's Restricted Cash Accounts	Amounts Funded	Future Funding into LCC's Restricted Cash Accounts (2)
2016	$5,000	$5,000	$—	$—	$—	$—
2017	10,000	7,627	2,373	—	—	—
2018	10,000	—	10,000	17,500	17,500	—
2019	12,000	—	12,000	17,500	—	17,500
2020	12,000	—	12,000	17,500	—	17,500
2021	12,000	—	12,000	17,500	—	17,500
2022	12,000	—	12,000	10,000	—	10,000
2023	12,000	—	12,000	—	—	—
2024	12,000	—	12,000	—	—	—
2025	12,000	—	12,000	—	—	—
Total	$109,000	$12,627	$96,373	$80,000	$17,500	$62,500
____________________

(1)
September 2017 was the last month that contributions were made into the GRA accounts associated with Kentucky, Tennessee, and West Virginia. Contributions into the GRA account of Virginia continued for the remainder of 2017 and into the second quarter of 2018 (monthly contributions totaling $34). Contributions into the GRA account of Illinois continued for the remainder of 2017 and through the first five months of 2018 (monthly contributions of $8). The contributions for Illinois ceased in June of 2018 and the contributions for Virginia will cease when the permits are officially transferred to the respective buyers of the properties. The 2018 contributions of $348 made during the nine months ended September 30, 2018 for these two states are not reflected in the schedule above.

(2)
The principal portion of the $62,500 ($80,000 at December 31, 2017) is partially reflected in short-term debt, with the remainder included in long-term debt on the Condensed Consolidated Balance Sheets at September 30, 2018 and December 31, 2017 (see Note 11).

The Water Treatment Settlement Agreement per the 2016 POR and the Amended Stipulation Regarding Water Treatment Obligations
2016 Water Treatment Settlement Agreement
The Water Treatment Settlement Agreement specified that the Company will establish and fund restricted cash accounts (“Restricted Cash Water Treatment Accounts”) for each state in which it operates. The Company was required to make contributions totaling $15,000 between 2017 and 2023.
The Company contributed $1,000 to each of the Restricted Cash Water Treatment Accounts on the Effective Date. The contributions in 2017 were divided evenly among the states. Beginning in 2018, the contributions were to be allocated based upon the percentage of water treatment costs associated with each state.
The funds in the Restricted Cash Water Treatment Accounts could be used to pay for costs associated with treating water, constructing water treatment systems, or undertaking other projects that will improve water quality discharging from the Company’s property. The Company and the applicable state agencies were also required to set a minimum balance that must be maintained in the Water Treatment Restricted Cash Account for each applicable state.
2017 Amended Water Treatment Stipulation
The amended water treatment stipulation was entered into by and among ANR, Inc., LCC, and the Environmental Protection Agency. The agreement was entered into to amend the framework and funding for the fulfillment of water treatment obligations in light of the LCC sales transaction. The amount of restricted cash that ANR had set aside in the water treatment accounts was conveyed to LCC in the sales transaction.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following table highlights the original funding requirements, the funding that has occurred post-emergence through September 30, 2018, and the future funding requirements:

	Mandatory Funding Required Under the 2016 POR	Mandatory Amounts Funded	Future Funding into Accounts of LCC (1)
2017	$1,000	$1,000	$—
2018	1,500	1,125	375
2019	2,500	—	2,500
2020	2,500	—	2,500
2021	2,500	—	2,500
2022	2,500	—	2,500
2023	2,500	—	2,500
Total	$15,000	$2,125	$12,875
____________________

(1)
The principal portion of the $12,875 ($14,000 at December 31, 2017) is partially reflected in short-term debt, with the remainder included in long-term debt on the Condensed Consolidated Balance Sheets at September 30, 2018 and December 31, 2017, respectively (see Note 11).

2016 Mitigation Settlement
The Mitigation Settlement Agreement required the Company to establish a restricted cash account (“Restricted Cash Mitigation Account”) which will be used to fund mitigation required by the Company’s Section 404 permits. The Company contributed $4,500 to the Restricted Cash Mitigation Account on the Effective Date and made an additional contribution of $1,500 in 2017. $5,500 of restricted cash was transferred to LCC in October of 2017 based on the amended agreement. The amended agreement requires ANR to continue to make contributions into the Restricted Cash Mitigation Account to cover obligations of the Company’s remaining Section 404 permits.
2017 Amended Permitting and Mitigation Plan Funding and Settlement Agreement
The amended Permitting and Mitigation Plan Funding and Settlement Agreement was entered into by and among ANR, Inc., LCC, Contura Energy, Inc. and the U.S. Army Corps of Engineers.
The following table highlights the original funding requirements, the funding that has occurred post-emergence, and the amended future funding requirements.

	Funding Required Under the 2016 POR	Amended Agreement Adjustment	Funding Required per the Amendment	Amounts Funded Through September 30, 2018	Future Funding Required
2016	$4,500	$—	$4,500	$4,500	$—
2017 - Pre Amendment	1,000	—	1,000	1,000	—
Subtotal	5,500	—	5,500	5,500	—
2017 - Post Amendment	—	500	500	500	—
2018	1,500	(500)	1,000	750	250
2019	2,500	—	2,500	—	2,500
2020	3,000	—	3,000	—	3,000
2021	3,000	—	3,000	—	3,000
2022	2,500	—	2,500	—	2,500
Total	$18,000	$—	$18,000	$6,750	$11,250

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The Company is required to keep a minimum balance in the Restricted Cash Mitigation Account at all times and must receive approval of its budgets from the U.S. Army Corps of Engineers to spend funds from this account.
(13) Asset Retirement Obligations
As of September 30, 2018, the Company had recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $69,925. The portion of the costs expected to be paid within a year of $9,569 as of September 30, 2018 is included in Accrued Expenses and Other Current Liabilities.
Changes in the asset retirement obligations were as follows:

	Total	Continuing Operations	Discontinued Operations
Total asset retirement obligations at December 31, 2017	$68,302	$68,302	$—
Balance of discontinued operations disposed of in the first quarter of 2018	—	(7,189)	7,189
Accretion for the period	12,360	12,220	140
Asset sales (1)	(7,284)	(10)	(7,274)
Expenditures for the period	(3,453)	(3,398)	(55)
Total asset retirement obligations at September 30,2018	69,925	69,925	—
Less current portion	9,569	9,569	—
Long-term portion	$60,356	$60,356	$—
____________________

(1)	Assumption of asset retirement obligations by buyer is included in gain on disposition of property, plant, and equipment in the Condensed Consolidated Statements of Operations and Cash Flows.
(14) Other Non-current Liabilities
Other non-current liabilities consisted of the following:

	September 30, 2018	December 31, 2017
Contingent revenue obligation	$43,855	$42,860
Deferred WY production taxes	—	4,547
Other	3,827	3,258
Total other non-current liabilities	$47,682	$50,665
(15) Fair Value of Financial Instruments and Fair Value Measurements
The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision.
The carrying amounts for cash and cash equivalents, trade accounts receivable, net, notes and other receivables, restricted cash, long-term restricted cash, prepaid expenses and other current assets, trade accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short maturity of these instruments.
The following tables set forth by level, within the fair value hierarchy, the Company’s long-term debt at fair value as of September 30, 2018 and December 31, 2017, respectively:

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

	September 30, 2018
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
$150,000 term loan	$76,581	$83,335	$—	$—	$83,335
LCC note payable	41,126	41,989	—	—	41,989
LCC water stipulation	8,218	7,435	—	—	7,435
____________________

(1)	Net of unamortized debt issuance costs and debt discount

	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
$150,000 term loan	$137,981	$142,825	$—	$—	$142,825
LCC note payable	51,640	49,937	—	—	49,937
LCC water stipulation	8,192	7,893	—	—	7,893
____________________

(1)	Net of unamortized debt issuance costs and debt discount

The following tables set forth by level, within the fair value hierarchy, the Company’s financial and non-financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2018 and December 31, 2017. Financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value for assets and liabilities and their placement within the fair value hierarchy levels.

	Carrying Amount	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2018
Financial liabilities:
Contingent Revenue Obligation	$(52,941)	$(52,941)	$—	$—	$(52,941)
December 31, 2017
Financial liabilities:
Contingent Revenue Obligation	$(42,860)	$(42,860)	$—	$—	$(42,860)
The change in estimated liability is recorded on the Condensed Consolidated Statements of Operations as mark-to-market adjustment - acquisition-related obligations and as of September 30, 2018, $9,086 and $43,855 of liability is shown in Accrued Expenses and Other Current Liabilities and Other Non-current Liabilities, respectively, in the Company’s Condensed Consolidated Balance Sheets. A Contingent Revenue Obligation payment of $4,853 was made in the third quarter of 2018. As of December 31, 2017, $42,860 was shown in Other Non-current Liabilities in the Company’s Condensed Consolidated Balance Sheets.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.
Level 3 Fair Value Measurements
Corporate Debt Securities - The fair values of the Company’s corporate debt securities are obtained from a third-party pricing service provider. The fair values provided by the pricing service provider are estimated using pricing models, where the inputs to those models are based on observable market inputs including credit spreads and broker-dealer quotes, among other inputs. The Company classifies the prices obtained from the pricing services within Level 3 of the fair value hierarchy because the underlying inputs are directly observable from active markets; however, the pricing models used entail a certain amount of subjectivity and therefore differing judgments in how the underlying inputs are modeled which could result in different estimates of fair value.
Contingent Revenue Obligation - The fair value of the contingent revenue obligation was estimated using a Black-Scholes pricing model and is marked to market at each reporting period with changes in value reflected in earnings. The inputs included in the Black-Scholes pricing model are the Company's forecasted future revenue, the stated royalty rate, the remaining periods in the obligation, and the annual risk-free interest rate based on the US Constant Maturity Treasury Curve and annualized volatility. The annualized volatility was calculated by observing volatilities for comparable companies with adjustments for the Company's size and leverage.
(16) Income Taxes
The Tax Cuts and Jobs Act (“Tax Act”)
On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate tax rate from 35% to 21%, (ii) the acceleration of tax depreciation for certain business assets, (iii) the repeal of the domestic production deduction, (iv) additional limitations on the deductibility of interest expense, and (v) expanded limitations on executive compensation. Tax reform eliminated the alternative minimum tax (“AMT”) for corporations while allowing the continued use of AMT credit carryforwards and allowing future refunds of these credits. Except for the acceleration of tax depreciation for certain business assets effective in September of 2017, the changes were effective as of January 1, 2018.
The key impact of the Tax Act on the Company’s financial statements as of December 31, 2017 relates to the expected future refundable AMT credits that existed at emergence of $23,027 ($30,702 less valuation allowance of $7,675). The expected future refunds are recorded as a receivable in Other Non-current Assets on the Company’s Condensed Consolidated Balance Sheets as of September 30, 2018 and December 31, 2017.
For the nine months ended September 30, 2018, the Company recorded no income tax expense or benefit on pre-tax income from continuing operations of $69,705. The effective tax rate is lower than the statutory rate of 21% due primarily to the benefits of percentage depletion and, since a full valuation allowance exists on deferred tax assets, including net operating losses (“NOL’s”), projected utilization of NOL’s results in a reduction of total income tax expense for the nine months ended September 30, 2018.
For the nine months ended September 30, 2017, the Company recorded $28,698 of income tax expense on pre-tax income from continuing operations of $97,946. The 29.3% effective tax rate is lower than the statutory rate of 35% due primarily to the benefits of percentage depletion.
At September 30, 2018 and December 31, 2017, the Company’s net deferred tax asset has a full valuation allowance offsetting it.
(17) Employee Benefit Plans
The Company provides several types of benefits for its employees, including defined benefit pension plans, workers’ compensation and black lung benefits, defined contribution retirement savings plans, and health insurance coverage.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(a)	Company Administered Defined Benefit Pension Plans
The Company has three qualified non-contributory defined benefit pension plans, which cover certain salaried and non-union hourly employees. Participants accrued benefits either based on certain formulas, the participant’s compensation prior to retirement, or plan specified amounts for each year of service with the Company. Benefits are frozen under these plans.
The qualified non-contributory defined benefit pension plans are collectively referred to as the “Pension Plans”.
Annual funding contributions to the Pension Plans are made as recommended by consulting actuaries based upon the ERISA funding standards. In addition, under the POR, the Company agreed to make and made a $9,000 payment in June of 2017 and another $9,000 payment in June of 2018 to the Pension Plans. Plan assets consist of equity and fixed income funds, private equity funds and a guaranteed insurance contract.
The following table details the components of net periodic benefit credit:

	Nine months ended September 30,
	2018	2017
Interest cost	$18,532	$17,448
Expected return on plan assets	(25,300)	(24,887)
Amortization of prior service credit	(86)	-
Net periodic benefit credit	$(6,854)	$(7,439)
The current portion of the Company’s Pension Plans liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next twelve months exceeds the fair value of plan assets. However, even though the plan may be underfunded, if there are sufficient plan assets to make expected benefit payments to plan participants in the succeeding twelve months, no current liability is recognized. Under this standard no current pension liability would be presented. However, the POR established a $9,000 contractual obligation to be paid within one year and the company has shown $9,000 as a current liability in the Condensed Consolidated Balance Sheets as of December 31, 2017.
The following table details the components of the net periodic benefit cost for black lung obligations:

	Nine months ended September 30,
	2018	2017
Service cost	$1,521	$1,156
Interest cost	2,301	1,968
Expected return on plan assets	(49)	(50)
Amortization of net actuarial loss	1,777	-
Net periodic expense	$5,550	$3,074

(b)	Self-Insured Medical Plan
Certain subsidiaries of the Company are principally self-insured for health insurance coverage provided for all of its active employees. Estimated liabilities for health and medical claims are recorded based on the Company’s historical experience and include a component for incurred but not reported claims. During the nine months ended September 30, 2018 and 2017, the Company incurred total claims expense of $29,149 and $25,875, respectively, which represented claims processed and an estimate for claims incurred but not reported.
(18) Stock-Based Compensation Awards
Restricted Stock Awards
On April 2, 2018, the Company granted a total of 223,468 and 110,612 restricted Class C-1 common shares to certain key employees and directors, respectively. To date, 18,253 of the shares granted have been forfeited. 50% of the shares

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

granted to key employees vest on April 2, 2019 and 50% vest on April 2, 2020. 66,368 of the shares granted to directors vested on July 26, 2018 and 44,244 will vest July 26, 2019. The Company recorded $3,856 of stock-based compensation expense for the nine months ended September 30, 2018 related to the key employees and directors shares.
On May 3, 2017 the Company granted a total of 18,000 restricted Class C-3 common shares to certain executive officers, directors, and key employees. Effective with the reclassification that occurred on February 15, 2018 (see note 5), the 18,000 shares were converted to 20,111 of Class C-1 common shares.  The Company recorded $23 of stock-based compensation expense for the nine months ended September 30, 2017 related to these shares.
(19) Commitments and Contingencies
(a) General
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss may be incurred, and that the loss could be material.
(b) Commitments and Contingencies
Commitments
The Company leases coal mining and other equipment under long-term capital and operating leases with varying terms and leases mineral interests and surface rights from land owners under various terms and royalty rates. In addition, the Company has entered into agreements to purchase equipment, coal and for transportation of coal to the customer.
Contingencies
Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety, and related litigation, has had or may have a significant effect on the Company’s costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company’s sales or profitability to decline by increasing costs or by hindering the Company’s ability to continue mining at existing operations or to permit new operations.
During the normal course of business, contract-related matters arise between the Company and its customers. When a loss related to such matters is considered probable and can reasonably be estimated, the Company records a liability.
(c) Guarantees and Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company’s Consolidated Balance Sheet. As of September 30, 2018, the Company had outstanding surety bonds with a total face amount of $153,392 to secure various obligations and commitments and had no self-bonding guarantees. The amounts above include bonds for permits that have been sold and are in the process of being transferred to new owners.
(d) Legal Proceedings
The Company’s legal proceedings have historically ranged from cases brought by a single plaintiff to purported class actions. As a result of the Plan of Reorganization, most of the legal proceedings that have been pending against the Company will either be handled through a bankruptcy claims process or by the plaintiffs agreeing to proceed only against any insurance coverage that the Company may have. While some matters pending against the Company or its subsidiaries specify the damages claimed by the plaintiffs, many seek an unquantified amount of damages or are at very early stages of the legal process. Accordingly, the estimated aggregate range of possible loss does not represent the Company’s maximum loss exposure. The legal proceedings and governmental examinations underlying the estimated range will change from time to time, and actual results may vary significantly from the current estimate. The Company intends to defend these legal

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

proceedings vigorously, litigating or settling cases where in the Company’s judgment it would be in the best interest of shareholders to do so.
For purposes of FASB ASC Topic 450 (“ASC 450”), an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely” and an event is “remote” if “the chance of the future event or events occurring is slight.” ASC 450 requires accrual for a liability when it is (a) “probable that one or more future events will occur confirming the fact of loss” and (b) “the amount of loss can be reasonably estimated.” If a range of loss is estimated, the best estimate within the range is required to be accrued. If no amount within the range is a better estimate, the minimum amount of the range is required to be accrued.
The Company evaluates, on a quarterly basis, developments in legal proceedings and governmental examinations that could cause an increase or decrease in the amount of the accruals previously recorded. Excluding fees paid to external legal counsel, the Company recognized expense, net of expected insurance recoveries, associated with litigation-related accruals of $880 and $9,672 during the nine months ended September 30, 2018 and 2017, respectively.
The Company and its subsidiaries are involved in a number of legal proceedings and governmental examinations incidental to its normal business activities. While the Company cannot predict the outcome of these proceedings, the Company does not believe that any liability arising from these matters individually or in the aggregate should have a material impact upon its Condensed Consolidated cash flows, results of operations or financial condition.
(e) Alternative Minimum Tax Credit – Future Refunds
The Company recorded an income tax benefit in 2017 of $23,027 related to future alternative minimum tax credits refunds. It is reasonably possible that a governmental agency will attempt to claim a right of offset against prepetition bankruptcy claims when the refunds are filed.
(f) Bankruptcy Case
On June 28, 2018, the Bankruptcy Court for the Eastern District of Virginia entered a final decree closing the bankruptcy case. As a result of the final decree, the Company distributed a portion of the bankruptcy-related restricted cash to the general unsecured creditors during the third quarter. The residual bankruptcy related restricted cash was distributed to the first lienholders in October of 2018. $18,156 of bankruptcy related cash is recorded in short-term restricted cash and Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheet at September 30, 2018.
(20) Concentration of Credit Risk and Major Customers
The Company markets its coal principally to electric utilities in the United States and domestic steel producers. The Company also sells steam coal through brokers to the international market and sells metallurgical coal to a third party who then markets this coal to international steel producers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required. Credit losses are provided for in the Condensed Consolidated Financial Statements and historically have been minimal. For the nine months ended September 30, 2018 and 2017, the Company’s ten largest customers accounted for approximately 88% and 90% of total coal sales revenue, respectively. Sales to the Company’s largest customer accounted for approximately 44% and 39% of total coal sales revenue for the nine months ended September 30, 2018 and 2017, respectively. Steam coal accounted for approximately 45% and 47% of the Company’s coal sales volume for the nine months ended September 30, 2018 and 2017, respectively. Metallurgical coal accounted for approximately 55% and 53% of the Company’s coal sales volume for the nine months ended September 30, 2018 and 2017, respectively. Additionally, one of the Company’s customers had an outstanding balance of approximately 31% and 32% of the total accounts receivable balance as of September 30, 2018 and December 31, 2017, respectively.
(21) Definitive Merger Agreement
On April 29, 2018, Contura Energy, Inc. (“Contura”), along with ANR and Alpha Natural Resources Holdings, Inc. (“Holdings”), entered into a definitive merger agreement.
On September 27, 2018, Contura, along with the Alpha Companies, announced that the companies have entered into an amended and restated merger agreement, providing an increase in merger consideration to the Alpha Companies stockholders and the payment of a special dividend by the Alpha Companies. The transaction, the amended terms of which have been

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

unanimously approved by the boards of directors of all parties, is expected to close in the fourth quarter of 2018, subject to the Alpha Companies stockholder approval and the satisfaction of other customary conditions.
Under the terms of the amended and restated agreement, the Alpha Companies stockholders will receive 0.4417 Contura common shares for each ANR Class C-1 share and each share of common stock of Holdings they own, representing approximately 48.5% ownership in the merged entity. Prior to the closing of the transaction, the Alpha Companies stockholders will also receive a special cash dividend in an amount equal to $2.725 for each Class C-1 share and each share of common stock of Holdings they own.
Stockholders of the Alpha Companies, who collectively hold approximately 38% of the shares of common stock of Holdings and approximately 35% of the shares of ANR Class C-1 common stock (the Alpha Companies Stockholders), have entered into voting and support agreements, pursuant to which such stockholders have agreed to vote their shares in favor of the transaction, subject to the terms and conditions of the voting and support agreements.
The Company incurred expenses of $11,116 in connection with the merger for the nine months ended September 30, 2018.
(22) Subsequent Events
The Company’s subsequent events have been evaluated through November 14, 2018, the date at which the Condensed Consolidated Financial Statements were available to be issued.
On October 16, 2018, the U.S. Securities and Exchange Commission declared effective the registration statement on Form S-4 filed by Contura in connection with the proposed transaction. The Form S-4 includes a joint proxy statement of the Alpha Companies and a prospectus of Contura relating to the proposed transaction, which includes voting instructions for ANR stockholders and Holdings stockholders. On October 18, 2018 the Alpha Companies mailed the joint proxy statement prospectus to ANR stockholders and Holdings stockholders of record as of the close of business on the record date.
A special meeting of the stockholders of Holdings was held at 10:00 a.m. on November 7, 2018, and a special meeting of the stockholders of ANR was held at 10:30 a.m. on November 7, 2018. At the meetings, stockholders were asked to consider and vote on the adoption of the Amended and Restated Agreement and Plan of Merger. Stockholders were entitled to vote their shares, either in person or by proxy, at the applicable special stockholder meeting.
The merger with Contura, Holdings and ANR was completed on November 9, 2018. Refer to Note 21 for information on terms of the Merger Agreement. Upon the consummation of the transactions contemplated by the Merger Agreement, Contura began trading on the New York Stock Exchange under the ticker “CTRA.” Previously, Contura shares traded on the OTC market under the ticker “CNTE.” The issuance of 9,311,857 shares of Contura common stock in connection with the transactions was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Contura’s registration statement on Form S-4 (File No. 333-226953) initially filed with the U.S. Securities and Exchange Commission on July 13, 2018 (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, the “Registration Statement”), and declared effective on October 16, 2018. The definitive proxy statement/prospectus of Contura, dated October 16, 2018 (the “Proxy Statement”), that forms a part of the Registration Statement contains additional information about the transactions and the Merger Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ANR, INC. (“ANR”)
The following discussion and analysis of ANR’s financial condition and results of operations should be read in conjunction with ANR’s Consolidated Financial Statements and the accompanying notes included elsewhere in this 8-K. This discussion and analysis contains forward-looking statements. The words “expects,” “anticipates,” “believes,” “intends,” “plans” and similar expressions identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. None of ANR, Alpha Natural Resources Holdings, Inc. or Contura Energy, Inc. (“Contura”) undertakes any obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date of this 8-K. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those risks and uncertainties discussed in this section, as well as any risks and uncertainties discussed under the “Risk Factors” section of this joint proxy statement and prospectus. In addition, new risks emerge from time to time and it is not possible for ANR’s management to predict all such risk factors or to assess the impact of such risk factors on ANR’s business. Accordingly, ANR’s future results may differ materially from historical results or from those discussed or implied by these forward-looking statements. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, ANR presents the non-GAAP financial measure “Adjusted EBITDA.” Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. The presentation of this measure should not be considered in isolation from, or as a substitute for, analysis of ANR’s results as reported under GAAP.
ANR’s management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
Formation
On July 26, 2016, ANR, the successor to Alpha Natural Resources, Inc. (“Resources”), and its affiliates officially emerged from bankruptcy as a reorganized private company (the “Effective Date”). On the Effective Date, ANR applied fresh start accounting in accordance with ASC 852. In addition to applying fresh start accounting, ANR’s consolidated financial statements reflect all impacts of the transactions as a result of the Plan of Reorganization (“POR”). The effects of the POR include the cancellation of previously outstanding debt and the issuance of new equity by ANR.
In addition, upon emergence from bankruptcy, Resources effectively split into two entities. ANR emerged, and pursuant to an asset purchase agreement (“APA”) that closed simultaneously with the effectiveness of the POR, Resources sold a number of its assets to Contura, which was a new entity established by Resources’ former First Lien Lenders.
Overview
ANR is primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and selling its coal to electric utilities, steel and coke producers, industrial customers, and coal brokers. ANR is also involved in marketing coal produced by others to supplement its production.
At September 30, 2018, ANR’s coal operations consisted of fourteen deep mines, seven surface mines, nine preparation plants and two barge loadouts located in West Virginia. At September 30, 2018, ANR had approximately 2,700 employees, of which 42 were represented by affiliates of the United Mine Workers of America (“UMWA”).
For the nine months ended September 30, 2018 and 2017, sales of steam coal from continuing operations were 4.7 million tons and 4.8 million tons, respectively, and accounted for approximately 45% of ANR’s coal sales volume for both periods. Sales of met coal, which generally sells at a premium over steam coal, were 5.7 million tons and 6.0 million tons (including broker sales), respectively, and accounted for approximately 55% of ANR’s coal sales volume for the nine months ended September 30, 2018 and 2017.
In addition, ANR generates other revenues from equipment sales, rentals, and royalties on coal and natural gas. ANR also records freight and handling revenue within coal revenues for freight and handling services provided in delivering coal to certain customers, which are a component of the contractual selling price.
ANR’s primary expenses are operating supply costs, repair and maintenance expenditures, cost of purchased and broker coal, royalties, wages and benefits, post-employment benefits, freight and handling costs, and taxes incurred in selling ANR’s coal. Historically, ANR’s cost of coal sales per ton has been lower for sales of coal produced and processed by ANR company operations than for sales of broker coal (which is coal that ANR purchases from third parties and does not process prior to resale).
Business Developments
On October 23, 2017 ANR closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to Lexington Coal Company (“LCC”), with funding for the transaction provided under a new $150 million credit facility. The conveyance included real property, substantial reclamation equipment and the transfer of ongoing royalty payment obligations associated with the properties.
As a result of the transaction, ANR was relieved of the future asset retirement obligations (“ARO”) on the properties. ANR paid LCC approximately $199 million in cash at closing and became obligated to pay an additional $94 million in installment payments to assist in the fulfillment of bonding, reclamation, water treatment and other obligations. ANR also assigned its right to the $32 million reclamation funding receivable from Contura to LCC. The $199 million of cash was comprised of approximately $140 million of cash from the credit facility, and approximately $59 million from restricted cash accounts of ANR.
The $94 million of installment payments is comprised of an $80 million note payable to LCC over a five-year period, with payments of $17.5 million beginning July 26, 2018 and for three additional years on the July 26th anniversary date, plus a final payment of $10 million on July 26, 2022. The third component relates to ANR’s obligation to contribute $14 million into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions to these accounts of $1.5 million are due during 2018 and increase to $2.5 million in each of the years 2019 through 2023.
In addition to the LCC transaction, there were other smaller transactions where idle properties were disposed of in 2017 and in early 2018. Based upon ANR management’s determination that the idled property dispositions meet all of the accounting criteria, the results of operations and the loss on disposition are reported as discontinued operations in the current and prior period presented in ANR’s Consolidated Financial Statements.

The following tables summarize certain financial information relating to discontinued operations.
Revenues

	Nine Months Ended September 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Coal revenues:
Steam	$—	$25,902	$(25,902)	-100%
Met	$—	$5,820	$(5,820)	-100%
Tons sold:
Steam	—	509	(509)	-100%
Met	—	54	(54)	-100%
Coal sales realization per ton:
Steam	$—	$50.89	$(50.89)	-100%
Met	$—	$107.78	$(107.78)	-100%

	Nine Months Ended September 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%

Cost of coal sales:	$1,990	$53,220	$(51,230)	-96.3%
Tons sold:	—	563	(563)	-100%
Cost of coal sales per ton:	NA	$94.53	NA	NA
Coal margin per ton(1):	NA	$(38.19)	NA	NA
______________

(1)	Coal margin per ton is calculated as coal sales realization per ton less cost of coal sales per ton.
Factors Affecting ANR’s Results of Continuing Operations
Sales Volume. ANR earns revenues primarily through the sale of coal produced at its operations and resale of coal purchased from third parties. During the nine months ended September 30, 2018, ANR sold 5.6 million tons of met coal, 4.7 million tons of steam coal and 0.1 million tons of met coal in broker coal sales. During the nine months ended September 30, 2017, ANR sold 5.3 million tons of met coal, 4.8 million tons of steam coal and 0.7 million tons of met coal in broker coal sales.
Costs. ANR’s primary expenses are for operating supply costs, repair and maintenance expenditures, cost of purchased coal (which is coal that is purchased from a third party that is processed at ANR’s facilities before being sold), royalties, current wages and benefits, freight and handling costs and taxes incurred in selling ANR’s coal. Principal goods and services ANR uses in its operations include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structures, ventilation supplies and lubricants.

In addition, ANR’s cost of coal sales includes idle mine costs. The following table shows ANR’s cost of coal sales and idle mine costs per ton. ANR calculates adjusted cost of coal sales as cost of coal sales less idle mine costs.

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Cost of coal sales per ton:
Total continuing operations	$66.71	$66.08
Idle mine costs	$0.42	$(0.77)
Adjusted cost of coal sales, continuing operations	$66.29	$66.85

Adjusted cost of coal sales per ton by component:
Company operations	$65.90	$63.65
Broker coal sales	$124.61	$112.57
Results of Operations
ANR reported net income from continuing operations of $69.7 million and income from discontinued operations of $0.7 million for the nine months ended September 30, 2018. ANR reported net income from continuing operations of $69.2 million and a loss from discontinued operations of $46.3 million for the nine months ended September 30, 2017.
Nine Months Ended September 30, 2018 and the Nine Months Ended September 30, 2017
The following tables show the details for continuing operations. ANR believes that results from continuing operations are more representative of its ongoing operations as they exclude the negative impact from, and loss on sale of, properties divested.

Revenues

	Nine Months Ended September 30,				Increase (Decrease)
(In thousands, except for per ton data)	2018	% of Total Revenues	2017	% of Total Revenues	$ or Tons	%
Revenues
Coal Revenues
Metallurgical	$627,191	69.2%	$582,685	61.5%	$44,506	7.6%
Steam	265,293	29.3%	245,264	25.9%	20,029	8.2%
Broker	8,857	1.0%	83,529	8.8%	(74,672)	-89.4%
Freight and handling revenues	—	—%	27,898	3.0%	(27,898)	100.0%
Other revenues	4,740	0.5%	7,727	0.8%	(2,987)	-38.7%
Total revenues	$906,081	100.0%	$947,103	100.0%	$(41,022)	-4.3%

Tons sold:
Metallurgical	5,678		5,260		418	7.9%
Steam	4,665		4,827		(162)	-3.4%
Broker	69		707		(638)	-90.2%
Total	10,412		10,794		(382)	-3.5%

Coal sales realization per ton:
Metallurgical	$110.46		$110.78		$(0.32)	-0.3%
Steam	$56.87		$50.81		$6.06	11.9%
Broker	$128.36		$118.15		$10.21	8.6%
Average	$86.57		$84.44		$2.13	2.5%
Tons shipped from continuing operations were 10.4 million for the nine months ended September 30, 2018 and 10.8 million for the nine months ended September 30, 2017. Coal revenue from continuing operations was $901.3 million, or $86.57 per ton, for the nine months ended September 30, 2018 and $911.5 million, or $84.44 per ton, for the nine months ended September 30, 2017. Freight and handling revenues have been adjusted in the September 30, 2018 numbers as required by ASC 606 and therefore the per ton realizations are not comparable between years.
Freight and handling revenues consist of shipping and handling costs invoiced to coal customers and paid to third-party carriers. These revenues are directly offset by freight and handling costs. Freight and handling revenues for the nine months ended September 30, 2018 are included with coal revenues as required by ASC 606.
Other revenues consist of rail rebates, royalty and rental income, parts and equipment sales and repair and scrap sales.

Costs and Expenses

	Nine Months Ended September 30,				Increase (Decrease)
(In thousands, except for per ton data)	2018	% of Total Revenues	2017	% of Total Revenues	$ or Tons	%
Cost of coal sales (exclusive of items shown separately below)	$694,631	76.7%	$713,244	75.3%	$(18,613)	-2.6%
Loss on disposition of property, plant and equipment	6,060	0.7%	1,078	0.1%	4,982	462.2%
Freight and handling costs	29,602	3.3%	27,898	2.9%	1,704	6.1%
Other expenses	—	0.0%	769	0.1%	(769)	100.0%
Depreciation, depletion and amortization	27,163	3.0%	34,672	3.7%	(7,509)	21.7%
Amortization of acquired coal supply agreements	216	0.0%	6,358	0.7%	(6,142)	96.6%
Accretion of asset retirement obligations	12,220	1.3%	16,970	1.8%	(4,750)	28.0%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	41,058	4.5%	25,253	2.7%	15,805	62.6%
Mark-to-market adjustment for acquisition-related obligations	14,934	1.6%	4,636	0.5%	10,298	222.1%
Total costs and expenses	825,884	91.1%	830,878	87.8%	(4,994)	-0.6%
Other (expense) income:
Interest expense	(20,427)	-2.3%	(8,633)	-0.9%	(11,794)	136.6%
Interest income	3,426	0.4%	2,126	0.2%	1,300	61.1%
Loss on early extinguishment of debt	—	0.0%	(16,348)	-1.7%	16,348	-100.0%
Miscellaneous income, net	6,509	0.7%	4,576	0.5%	1,933	42.2%
Total other expense, net	(10,492)	-1.2%	(18,279)	-1.9%	7,787	-42.6%
Income tax expense	—	0.0%	(28,698)	-3.0%	28,698	-100.0%

Cost of coal sales per ton	$66.71		$66.08		$0.63	1.0%
Coal margin per ton	$19.86		$18.36		$1.50	8.2%
Cost of coal sales. The cost of coal sales per ton for continuing operations (including idle properties) was $66.71 for the nine months ended September 30, 2018, and $66.08 for the nine months ended September 30, 2017. The increase in cost of coal sales from continuing operations was driven by increases in wages, benefits, repairs and maintenance, offset in part by lower coal purchases. Sales-related costs that fluctuate with changes in selling price totaled approximately 12% of ANR’s cost of coal sales.
Freight and handling costs. Freight and handling costs consist of shipping and handling costs invoiced to coal customers and paid to third party carriers. These costs are directly offset by freight and handling revenues, which are included with coal revenues for the nine months ended September 30, 2018 as required by ASC 606.
Depreciation, depletion and amortization. For the nine months ended September 30, 2018, depreciation, depletion and amortization from continuing operations was $27.4 million and $41.0 million for the nine months ended September 30, 2017. The nine months ended September 30, 2018 included $0.2 million in amortization of acquired coal supply agreements compared to $6.4 million in the nine months ended September 30, 2017, as most of the acquired coal supply agreements have been completed. In addition, the nine months ended September 30, 2017 included approximately $12.4 million in depreciation for short-lived assets that became fully depreciated in July 2017.
Accretion of asset retirement obligations. Accretion of asset retirement obligations from continuing operations was $12.2 million for nine months ended September 30, 2018 and $17.0 million for the nine months ended September 30, 2017.
Selling, general and administrative. Selling general and administrative expenses were $41.1 million for the nine months ended September 30, 2018 and $25.3 million for the nine months ended September 30, 2017. The increase in selling, general and administrative expense for the nine months ended September 30, 2018 was driven primarily by a $3.2 million increase in professional fees incurred to accomplish ANR’s stock reclassification initiative and $11.1 million in merger-related costs.
Mark-to-market adjustment. The fair value of the contingent revenue obligation was increased by $10.0 million ($14.9 million mark-to-market expense less $4.9 million payment) to $52.9 million for the nine months ended September 30, 2018, compared to an increase of $4.6 million to $32.4 million for the nine months ended September 30, 2017.
Interest expense, net. Interest expense, net was $17.0 million for the nine months ended September 30, 2018, compared to $6.5 million for the nine months ended September 30, 2017, due to the change in ANR’s debt structure.
Loss on early extinguishment of debt. During the nine months ended September 30, 2017, ANR recorded a loss on extinguishment of debt of $16.3 million to write off unamortized debt fees upon the payoff of the original credit facility which ANR entered into on July 26, 2016 with Citicorp, N.A. (“Citi”) as administrative agent. The facility included a term loan of $125.0 million and $21.8 million in debt fees were incurred upon closing.
Miscellaneous income, net. Miscellaneous income, net was $6.5 million for the nine months ended September 30, 2018, compared to $4.6 million for the nine months ended September 30, 2017. Miscellaneous income mainly consists of credits for pension income.
Income taxes. Income tax expense from continuing operations was $0.0 for the nine months ended September 30, 2018 compared to $28.7 million for the nine months ended September 30, 2017 due primarily to projected utilization of net operating losses in the 2018 period.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because ANR’s management believes it is a useful indicator of the financial performance of ANR’s coal operations. The following tables presents reconciliation of net income from continuing operations to Adjusted EBITDA for the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30.		Increase (Decrease)
(In thousands)	2018	2017	Amount	%
Net income from continuing operations	$69,705	$69,248	$457	0.7%
Interest expense	20,427	8,633	11,794	136.6%
Interest income	(3,426)	(2,126)	(1,300)	61.1%
Income tax expense	—	28,698	(28,698)	-100.0%
Depreciation, depletion and amortization	27,163	34,672	(7,509)	-21.7%
Amortization of acquired coal supply agreements	216	6,358	(6,142)	-96.6%
Accretion of asset retirement obligations	12,220	16,970	(4,750)	-28.0%
Merger Related and share reclassification	14,313	—	14,313	—%
Loss on early extinguishment of debt	—	16,348	(16,348)	-100.0%
Mark-to-market adjustment for acquisition related obligations	14,934	4,636	10,298	222.1%
Adjusted EBIDTA	$155,552	$183,437	$(27,885)	-15.2%
Liquidity and Capital Resources
Liquidity
As of September 30, 2018, ANR had total unrestricted cash of $101.0 million. The following recent transactions have had an impact on ANR’s liquidity and debt levels:

•
On April 28, 2017, ANR paid off its initial $125.0 million term loan that was entered into at the time of ANR’s emergence from bankruptcy. ANR used $68.5 million of restricted cash and $56.5 million of unrestricted cash to repay the principal.

•	On April 28, 2017, ANR entered into a new $200.0 million Letter of Credit Facility with Citi. This facility replaces the Letter of Credit component of the Credit Facility.

•
On May 1, 2017, ANR entered into a Receivable Purchase Agreement (the “Receivable Purchase Agreement”) with Hitachi Capital America Corp. (“HCA”). This agreement provides ANR with up to $60.0 million of liquidity from the sale of receivables.

•
On June 20, 2017, ANR entered into a reinsurance contract for ANR’s self-insured workers compensation program in the State of Kentucky. ANR paid $43.5 million out of its operating account to enter into the contract, and the reinsurance company will be responsible for all future Kentucky workers compensation payments up to the insured amount. This resulted in the cancellation of a previously posted letter of credit with the State of Kentucky and the return to ANR of $53.5 million of collateral backing this letter of credit.

•	On October 23, 2017, ANR closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to LCC with funding for the transaction under a new $150.0 million credit facility.

•	On March 16, 2018, ANR made a mandatory payment of $35.3 million on the credit facility from the funds received from the sale of receivables to HCA.

•	On May 31, 2018, ANR made a mandatory payment of $12.7 million on the credit facility as a result of the 65% excess cash flow provision in the agreement.

•	On June 27, 2018 ANR made a $9 million contribution to the pension plan.

•	On August 6, 2018 ANR made a $17.5 million payment on the LCC note payable.

•	On August 31, 2018, ANR made a mandatory payment of $4.2 million on the credit facility as a result of the 65% excess cash flow provision in the agreement.
As of September 30, 2018, ANR had a total of $270.8 million in restricted cash compared to $362.4 million as of December 31, 2017. ANR’s restricted cash is used for collateral under ANR’s prior Credit Facility, collateral for ANR’s letters of credit that support ANR’s bonding and workers compensation programs, funds for the Global Reclamation Agreements accounts with the states and federal regulatory agencies, and funds for pre-emergence bankruptcy costs paid when approved by the Bankruptcy Court.
The following chart summarizes ANR’s restricted cash (in thousands):

Restricted cash backing certain liabilities	Balance at September 30, 2018
Asset Retirement Obligations	$127,987
Workers Compensation and Black Lung Obligations	93,125
Bankruptcy Liability Obligations	18,156
Other	31,522
$270,790
Cash Flows
ANR’s primary source of cash is generated by sales of coal to ANR’s customers. The price of coal received can change dramatically based on market factors and will directly affect this source of cash. ANR’s primary uses of cash include the payment of ordinary mining expenses to mine coal, capital expenditures, and labor and benefit payments. Ordinary mining expenses are driven by the cost of supplies, including steel prices and diesel fuel. Benefits payments include payments for workers compensation and black lung benefits paid over time as claims are submitted. However, ANR is required to pay these benefits when due and is not required to set aside cash for these payments. ANR has posted surety bonds secured by letters of credit or issued letters of credit with state regulatory departments to guarantee these payments.
ANR’s capital expenditures were $56.7 million for the nine months ended September 30, 2018. ANR’s management expects that cash on hand and cash flow from operations will be sufficient to meet ANR’s operating expenses and capital expenditures for the next 12 months.

Cash, cash equivalents, and restricted cash decreased by $36.6 million and $142.9 million over the nine months ended September 30, 2018 and 2017, respectively. The net change in cash, cash equivalents, and restricted cash was attributable to the following:

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Cash flows (in thousands)
Net cash provided by operating activities	$98,965	$27,999
Net cash used in investing activities	(53,210)	(39,438)
Net cash used in financing activities	(82,384)	(131,411)
Net decrease in cash, cash equivalents and restricted cash	$(36,629)	$(142,850)
Operating Activities
Net cash provided by operating activities reflects net income adjusted for non-cash charges and changes in net working capital, plus changes in non-current operating assets and liabilities.
Net cash provided by operating activities was $99.0 million for the nine months ended September 30, 2018. ANR had net income of $70.4 million in the nine months ended September 30, 2018. For purposes of the reconciliation of ANR’s net income to cash provided by operations, an increase of $73.2 million was for non-cash charges during the nine months ended September 30, 2018. For the nine months ended September 30, 2018, ANR’s net income as adjusted for non-cash charges was decreased by $44.6 million as a result of changes in ANR’s operating assets and liabilities. The change in ANR’s operating assets and liabilities included a $63.7 million decrease in accounts receivable, of which $34.9 million, net were sold under the ANR’s Receivable Purchase Agreement and used to repay debt, a $17.5 million decrease in prepaid expenses and other current assets, a $25.0 million decrease in accounts payable, a $66.0 million decrease in accrued expenses and other current liabilities, and $34.6 million in payments under employee benefit obligations.
Net cash provided by operating activities was $28.0 million for the nine months ended September 30, 2017. ANR had net income of $22.9 million in the nine months ended September 30, 2017. For purposes of the reconciliation of ANR’s net income to cash provided by operations, an increase of $117.3 million was for non-cash charges during the nine months ended September 30, 2017. For the nine months ended September 30, 2017, ANR’s net income as adjusted for non-cash charges was decreased by $112.2 million as a result of changes in ANR’s operating assets and liabilities. The change in ANR’s operating assets and liabilities included an increase in accounts receivable of $29.8 million, a $18.4 million increase in inventories, a $15.2 million increase in accounts payable, $34.9 million in payments under employee benefit obligations, and $32.1 million in payments for asset retirement obligations.
Investing Activities
Net cash used in investing activities was $53.2 million for the nine months ended September 30, 2018 and consisted primarily of $56.7 million in payments for capital expenditures which was partially offset by proceeds from the sale of property, plant, and equipment of $6.0 million. Capital expenditures of $56.7 million primarily consisted of new and replacement mine equipment and projects to improve the production of ANR’s mining operations.
Net cash used in investing activities was $39.4 million for the nine months ended September 30, 2017 and consisted primarily of $42.4 million in payments for capital expenditures, which was partially offset by proceeds from the sale of property, plant and equipment of $3.0 million.
Financing Activities
Net cash used in financing activities was $82.4 million for the nine months ended September 30, 2018 and consisted primarily of repayments of the term loan and a $17.5 million payment on the LCC note payable.

Net cash used in financing activities was $131.4 million for the nine months ended September 30, 2017 and consisted primarily of repayment of the original term loan on April 28, 2017.
The major components of cash flows related to ANR’s discontinued operations are as follows:

(in thousands)	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net income (loss)	$725	$(46,376)
Income tax benefit	—	(5,623)
Depreciation, depletion and amortization	—	7,970
Accretion of asset retirement obligations	140	31,679
(Gain) loss on disposition of property, plant and equipment	(2,855)	(9,148)
Payments of asset retirement obligations	(55)	(25,417)
Changes in operating assets and liabilities, net	—	—
Net cash used in operating activities	$(2,045)	$(46,915)

Capital expenditures	$—	$—
Payments on disposition of property, plant and equipment	(2,502)	—
Proceeds from sale of property, plant and equipment	—	1,930
Net cash provided by (used in) investing activities	$(2,502)	$1,930
Long-Term Debt
The following chart reflects the components of ANR’s debt (in thousands):

September 30, 2018
$150,000 Term Loan	$82,811
LCC Note Payable	62,500
LCC Water Treatment Stipulation	12,875
Other	1,364
Total before debt issuance costs and debt discounts	159,550
Unamortized debt issuance costs and debt discount related to Term Loan	(6,230)
Unamortized discount on LCC Note Payable based on an imputed interest rate of 21.1%	(21,374)
Unamortized discount on LCC Water Treatment Stipulation based on an imputed interest rate of 21.1%	(4,657)
Total long-term debt	$127,289
On October 18, 2017, ANR entered into a credit facility (the “New Credit Facility”) with Cantor Fitzgerald Securities as administrative agent, which included a $150.0 million term loan that bears interest at a rate of LIBOR plus 700 basis points. Interest is paid on a monthly basis at the end of each month. In connection with the New Credit Facility, $9.3 million of debt issuance costs and fees were incurred, including $4.5 million in the form of an original issue discount. Unamortized fees and debt discount of $6.2 million remain on the Consolidated Balance Sheet at September 30, 2018. Mandatory principal payments of $3.8 million are required quarterly. ANR paid $3.8 million in December of 2017 with annual scheduled payments of $15.0 million due in 2018, 2019, and 2020, with any outstanding principal balance due in 2021. In addition, ANR must make a prepayment of principal in an amount equal to the excess (if any) of 65% of excess cash flow for each quarter end through the maturity date. During the year to date September 2018 period, annual scheduled payments plus mandatory excess cash flow payments amounted to $63.4 million. Therefore, depending on future cash flow, the principal may be paid off earlier than scheduled.
As a result of the LCC transaction, ANR executed an $80.0 million note payable to LCC over a five-year period, with payments of $17.5 million beginning July 26, 2018 and for three additional years on the July 26th anniversary date, plus a final payment of $10.0 million on July 26, 2022. The $80.0 million note payable has no stated interest rate, but for accounting purposes, as of October 23, 2017 $49.9 million and $30.1 million were considered principal and original discount, respectively.
As a result of the LCC transaction, ANR executed an agreement to contribute $14.0 million into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions of $1.5 million are due during 2018 and increase to $2.5 million in each of the years 2019 through 2023. For accounting purposes, as of October 23, 2017 $7.9 million and $6.1 million were considered principal and original discount, respectively.
Both the LCC note payable and the LCC water treatment stipulation debt instruments have no stated interest. However, ANR discounted expected cash flows using an interest rate that equates to a risk-free interest rate adjusted for the effect of ANR’s credit standing to impute interest expense.
Analysis of Material Debt Covenants
A financial covenant was put into place along with the New Credit Facility that requires ANR to maintain at least $35.0 million in liquidity at all times. The company was in compliance with this covenant as of September 30, 2018.
Off-Balance Sheet Arrangements
In the normal course of business, ANR is a party to certain off-balance sheet arrangements including guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in ANR’s Consolidated Balance Sheets. As of September 30, ANR had outstanding surety bonds with a total face amount of $153.4 million to secure various obligations and commitments and had no self-bonding guarantees. As of September 30, 2018, ANR had outstanding letters of credit amounting to $148.6 million backing surety bonds and workers compensation obligations.
Contractual Obligations
The following is a summary of ANR’s significant contractual obligations as of September 30, 2018:

(in thousands)	2018	2019	2020	2021	2022	After 2022	Total
Long-term debt (1)	$22,600	$35,000	$35,000	$50,586	$12,500	$2,500	$158,186
Other debt (2)	298	721	223	89	33	—	1,364
Equipment purchase commitments	10,157	—	—	—	—	—	10,157
Transportation commitments	2,000	—	—	—	—	—	2,000
Operating leases	144	544	449	—	—	—	1,137
Minimum royalties	5,879	8,268	7,053	6,282	5,620	21,040	54,142
Coal purchase commitments	13,046	—	—	—	—	—	13,046
Contingent revenue obligation	—	9,086	15,125	14,763	14,709	14,709	68,392
Total	$54,124	$53,619	$57,850	$71,720	$32,862	$38,249	$308,424
______________

(1)
Long-term debt includes payments for the $150,000 term loan, the $80,000 LCC note payable and the $14,000 LCC water treatment stipulation due in the years shown. Cash interest payable on the term loan, with an interest rate of LIBOR plus 7%, would be approximately $1,830 in 2018, $5,207 in 2019, $3,797 in 2020, and $2,011 in 2021.

(2)
Includes capital lease obligation principal amounts of $243 in 2018 and $497 in 2019. Cash interest payable on these obligations with an interest rate of 4.72% would be $7 in 2018 and $9 in 2019. Other debt includes principal amounts due of $624 in the years 2018 through 2022. This debt is interest free.

Additionally, ANR has long-term liabilities relating to asset retirement obligations, pension, black lung benefits, and workers’ compensation benefits. The table below reflects the estimated undiscounted cash flows for these obligations as of September 30, 2018:

(in thousands)	2018	2019	2020	2021	2022	After 2022	Total
Asset Retirement Obligations	$7,543	$11,096	$13,871	$17,408	$16,866	$368,419	$435,203
Pension benefit obligation	16,285	29,858	30,989	31,894	32,704	1,420,319	1,562,049
Black lung benefit obligation	1,869	4,894	4,895	5,064	5,679	171,777	194,178
Workers’ compensation benefit obligations	6,530	11,288	8,274	6,880	5,902	69,304	108,178
Total	$32,227	$57,136	$58,029	$61,246	$61,151	$2,029,819	$2,299,608
Critical Accounting Estimates
The preparation of financial statements in conformity with GAAP requires ANR’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates and assumptions.
Refer to the Summary of Significant Accounting Policies under Note 3 to ANR’s audited Consolidated Financial Statements for the year ended December 31, 2017 where ANR discusses its more significant judgments and estimates used in the preparation of the consolidated financial statements.

Alpha Natural Resources Holdings, Inc.

Condensed Financial Statements
(Unaudited)

As of September 30, 2018 and December 31, 2017 and for the nine months ended
September 30, 2018 and 2017

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	Nine Months Ended September 30,
	2018	2017
General and Administrative	$(959)	$—
Loss before income taxes	$(959)	$—
Income tax benefit	—	—
Net Loss	$(959)	$—
Basic & Diluted loss per common share	$(0.23)	$—
Weighted average shares - Basic and diluted	4,223,290	4,223,290

See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Non-current Assets:
Equity Investment in ANR, Inc.	$—	$—
Total assets	$—	$—

Liabilities and Stockholders’ Equity (Deficit)
Payable to related party	$959	$—
Total Liabilities	$959	$—

Stockholders’ Equity (Deficit)
Preferred stock - par value $0.01, 0 shares authorized at September 30, 2018, 6,800,000 shares authorized, issued and outstanding at December 31, 2017	—	68
Common stock - par value $0.01, 5,000,000 shares authorized, 4,223,290 shares issued and outstanding at September 30, 2018 and 7,000,000 shares authorized, issued and outstanding at December 31, 2017	43	70
Additional paid-in capital	196	101
Accumulated deficit	(1,198)	(239)
Total stockholders’ equity (deficit)	(959)	—
Total liabilities and stockholders’ equity (deficit)	$—	$—

See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net loss	$(959)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Payable to related party	959	—
Net cash provided by operating activities	—	—
Investing activities:
Net cash provided by investing activities	—	—
Financing activities:
Net cash provided by financing activities	—	—
Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Unaudited)
(Amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, December 31, 2016	6,800	$68	7,000	$70	$101	$(239)	$—
Net loss	—	—	—	—	—	—	—
Balances, December 31, 2017	6,800	68	7,000	70	101	(239)	—
Reclassification and charter amendment	(6,800)	(68)	(2,777)	(27)	95	—	—
Net loss	—	—	—	—	—	(959)	(959)
Balances, September 30, 2018	—	$—	4,223	$43	$196	$(1,198)	$(959)

See accompanying Notes to Condensed Financial Statements

1.	Business and Basis of Presentation
Business
Alpha Natural Resources Holdings, Inc’s. (the “Company” or “ANRH”) sole asset is its ownership investment in ANR, Inc. and its consolidated subsidiaries (“ANRI”). As of September 30, 2018, ANRH owned all of ANRI’s Class C-2 common shares (4,223,400). ANRI is primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and mainly sells to electric utilities, steel and coke producers, industrial customers and coal brokers. ANRI, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production. In addition, ANRI is responsible for reclaiming properties where mining is completed, or no active mining is occurring.
ANRH and ANRI were formed as a result of the bankruptcy proceedings of Alpha Natural Resources, Inc. ANRH is domiciled in Bristol, Tennessee.
Basis of Presentation
The condensed statements of operations, balance sheets, statements of cash flows and statements of stockholders’ equity (deficit) of the Company (collectively the “Financial Statements”), have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted. The interim Condensed Financial Statements of the Company presented in this report are unaudited. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. These Condensed Financial Statements should be read in conjunction with the Company’s audited Financial Statements and the notes thereto as of and for the year ended December 31, 2017. The Condensed balances presented as of December 31, 2017 are derived from the Company’s audited Financial Statements.

2.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of the condensed financial statements requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes. Significant items subject to such estimates and assumptions include current and deferred income taxes. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.
Equity Method Investments
Investments in unconsolidated affiliates that the Company has the ability to exercise significant influence over, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company records its proportionate share of the entity’s net income or loss at each reporting period in the statements of operations, with a corresponding entry to increase or decrease the carrying value of the investment. Proportionate losses are only recorded to the extent that the carrying value is not reduced below zero.
Income Taxes
The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance, if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent equity income or losses.
Related Party Transactions
For the nine months ended September 30, 2018 and 2017, the Company incurred certain nominal expenses. The aforementioned immaterial expenses were recorded and paid by ANRI and there is no obligation to repay ANRI. Therefore, no expenses associated with these nominal amounts were recorded or recognized by the Company in its

Condensed Financial Statements. The Company incurred $959 in advisory and professional fees for the nine months ended September 30, 2018 that was incremental to the nominal expenses incurred by ANRI. Such expenses are reflected in the Condensed Statements of Operations, and since ANRI paid the $959 on behalf of the Company, a corresponding related party payable is reflected on the Condensed Balance Sheet as of September 30, 2018. Since the $959 of expense and related party payable was incurred in conjunction with the proposed merger with Contura (see note 8), the related party payable is expected to be settled in conjunction with the proposed merger. There were no additional material related party transactions for the nine months ended September 30, 2018 and 2017.

3.	Earnings per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and restricted stock units held by the Company’s employees and directors during the period. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net loss per common share (basic and diluted are equivalent since there is no dilutive effect) for the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30,
	2018	2017
Net Loss	$(959)	$—
Basic & Diluted
Weighted average common shares outstanding - basic (a)	4,223,290	4,223,290
Net Loss per common share	$(0.23)	$—
(a) On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANRH has one class of common stock. The total common shares authorized equals 5,000,000, with 4,223,290 currently issued and outstanding. Preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. Accordingly, earnings per share has been retrospectively adjusted for the revised number of common shares.

4.	Commitments and Contingencies
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. There were no outstanding commitments of the Company as of September 30, 2018.
If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the condensed financial statements when it is at least reasonably possible that a loss may be incurred and that the loss could be material. No liability has been recorded as of September 30, 2018.

5.	Equity Method Investment
ANRH’s investment in ANRI is accounted for under the equity method. At July 26, 2016, $239 was assigned to the equity investment. The carrying amount of the investment in ANRI was $0 at September 30, 2018 and December 31, 2017. Based on a closing price of $37.50 (as obtained from the OTC US exchange) for ANRI’s Class C-1 common stock (ANRI’s Class C-2 shares do not trade), the fair value of the investment in ANRI was $158,378 at September 30, 2018. Summary financial information for the investee company as of September 30, 2018 and December 31, 2017 and for the periods ended September 30, 2018 and 2017 is as follows:

	September 30, 2018	December 31, 2017
Financial Position:
Total Assets	$774,090	$876,080
Total Liabilities	$822,068	$999,093
Stockholders’ equity (deficit)	$(47,978)	$(123,013)

	Nine Months Ended September 30,
	2018	2017
Results of Operations:
Net Income	$70,430	$22,872

6.	Segment
The Company has only one reportable segment which holds the investment in ANRI.

7.	Income Taxes
The income tax expense (benefit) for the nine month periods ended September 30, 2018 and 2017 was $0.
Impacts of the Tax Cuts and Jobs Act (“Tax Act”)
On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate tax rate from 35% to 21%, (ii) the acceleration of tax depreciation for certain business assets, (iii) the repeal of the domestic production deduction, (iv) additional limitations on the deductibility of interest expense, and (v) expanded limitations on executive compensation. Tax reform eliminated the alternative minimum tax (“AMT”) for corporations while allowing the continued use of AMT credit carryforwards and allowing future refunds of these credits. Except for the acceleration of tax depreciation for certain business assets effective in September of 2017, the changes were effective as of January 1, 2018.
The tax rate change impacted the components of the deferred tax assets/liabilities at September 30, 2018 and December 31, 2017, with no change to the net deferred tax assets/liabilities.
Unrecognized Tax Benefits
The Company has not historically recorded any unrecognized tax benefits. Similarly, the Company is not aware of any unrecognized tax benefit requirements as of September 30, 2018 or December 31, 2017. To the extent an unrecognized tax benefit would have been recorded, the Company has elected to treat the corresponding interest and penalties as part of income tax expense.

8.	Definitive Merger Agreement
On April 29, 2018, Contura Energy, Inc. (“Contura”), along with ANRI and ANRH (the “Alpha Companies”), entered into a definitive merger agreement.
On September 27, 2018, Contura, along with the Alpha Companies, announced that the companies have entered into an amended and restated merger agreement, providing an increase in merger consideration to the Alpha Companies stockholders and the payment of a special dividend by the Alpha Companies. The transaction, the amended terms of which have been unanimously approved by the boards of directors of all parties, is expected to close in the fourth quarter of 2018, subject to the Alpha Companies stockholder approval and the satisfaction of other customary conditions.
Under the terms of the amended and restated agreement, the Alpha Companies stockholders will receive 0.4417 Contura common shares for each ANRI Class C-1 share and each share of common stock of ANRH they own, representing approximately 48.5% ownership in the merged entity. Prior to the closing of the transaction, the Alpha Companies stockholders will also receive a special cash dividend in an amount equal to $2.725 for each Class C-1 share and each share of common stock of ANRH they own.
Stockholders of the Alpha Companies, who collectively hold approximately 38% of the shares of common stock of ANRH and approximately 35% of the shares of ANRI Class C-1 common stock (the Alpha Companies Stockholders), have entered into voting and support agreements, pursuant to which such stockholders have agreed to vote their shares in favor of the transaction, subject to the terms and conditions of the voting and support agreements.
The Company incurred expenses of $959 in connection with the merger for the nine months ended September 30, 2018.

9.	Subsequent Events
The Company’s subsequent events have been evaluated through November 14, 2018, the date at which the Condensed Consolidated Financial Statements were available to be issued.
On October 16, 2018, the U.S. Securities and Exchange Commission declared effective the registration statement on Form S-4 filed by Contura in connection with the proposed transaction. The Form S-4 includes a joint proxy statement of the Alpha Companies and a prospectus of Contura relating to the proposed transaction, which includes voting instructions for ANRI stockholders and ANRH stockholders. On October 18, 2018 the Alpha Companies mailed the joint proxy statement prospectus to ANRI stockholders and ANRH stockholders of record as of the close of business on the record date.
A special meeting of the stockholders of ANRH was held at 10:00 a.m. on November 7, 2018, and a special meeting of the stockholders of ANRI was held at 10:30 a.m. on November 7, 2018. At the meetings, stockholders were asked to consider and vote on the adoption of the Amended and Restated Agreement and Plan of Merger. Stockholders were entitled to vote their shares, either in person or by proxy, at the applicable special stockholder meeting.
The merger with Contura, ANRH and ANRI was completed on November 9, 2018. Refer to Note 8 for information on terms of the Merger Agreement. Upon the consummation of the transactions contemplated by the Merger Agreement, Contura began trading on the New York Stock Exchange under the ticker “CTRA.” Previously, Contura shares traded on the OTC market under the ticker “CNTE.” The issuance of 9,311,857 shares of Contura common stock in connection with the transactions was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Contura’s registration statement on Form S-4 (File No. 333-226953) initially filed with the U.S. Securities and Exchange Commission on July 13, 2018 (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, the “Registration Statement”), and declared effective on October 16, 2018. The definitive proxy statement/prospectus of Contura, dated October 16, 2018 (the “Proxy Statement”), that forms a part of the Registration Statement contains additional information about the transactions and the Merger Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALPHA NATURAL RESOURCES HOLDINGS, INC. (“Holdings”)
The following discussion and analysis of Holdings’ financial condition and results of operations should be read in conjunction with Holdings’ Financial Statements and the accompanying notes included elsewhere in this 8-K.
Formation and Overview
On June 13, 2016, Holdings was incorporated pursuant to the restructuring transactions described in the Plan of Reorganization. Holdings holds 4,223,400 shares of ANR, Inc. (“ANR”)’s Class C-2 common stock, which it accounts for using the equity method. The initial carrying value assigned to such investment was $0.2 million, as discussed below. Holdings does not own any assets other than such shares of Class C-2 common stock, does not have, and has never had since its incorporation, any employees, has not engaged in any activities or business or generated any revenues, and has not incurred any material liabilities or obligations (other than a related party payable discussed below), in each case, other than those incident to its ownership of Class C-2 common stock.
Results of Operations
The following summarizes certain financial information relating to Holdings’ operating results that have been derived from Holdings’ financial statements for the relevant periods.
Nine Months Ended September 30, 2018 and the Nine Months Ended September 30, 2017
Holdings reported a net loss of $1.0 million for the nine months ended September 30, 2018, compared to no net income (loss) for the nine months ended September 30, 2017. Holding’s net loss during the nine months ended September 30, 2018 is attributable to $1.0 million of general and administrative expenses, consisting of advisory and professional fees incurred by Holdings and paid by ANR in connection with the proposed mergers, resulting in a corresponding related party payable. The carrying value of Holdings equity investment in ANR remained $0 at September 30, 2017 and September 30, 2018.
Liquidity and Capital Resources
As of September 30, 2018, Holdings did not have any assets (other than the 4,223,400 shares of ANR’s Class C-2 common stock) or material liabilities (other than a related party payable of $1.0 million that was incurred in connection with the proposed mergers and is expected to be settled in connection with the proposed mergers). As a holding company, Holdings is dependent upon the ability of ANR and its subsidiaries to make cash available to Holdings, which may be limited by ANR’s contractual limitations, including limitations under ANR’s credit facilities. Accordingly, for additional information regarding the liquidity and capital resources of Holdings, see ANR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.